QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 13, 2001

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUIDEL CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	94-2573850
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10165 McKellar Court
San Diego, California 92121
(858) 552-1100
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

QUIDEL CORPORATION
GENERAL NONSTATUTORY STOCK OPTION PLAN
(Full Title of Plan)

André de Bruin
Chief Executive Officer
QUIDEL CORPORATION
10165 McKellar Court
San Diego, California 92121
(858) 552-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark W. Shurtleff
GIBSON, DUNN & CRUTCHER LLP
4 Park Plaza, Suite 1700
Irvine, California 92614-8557
(949) 451-3800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $0.001 per share	275,000	$4.98	$1,369,500	$342.36

(1)
Represents an additional 275,000 shares of Quidel's common stock issuable under the Quidel Corporation General Nonstatutory Stock Option Plan. 575,000 shares of Quidel's common stock are issuable under the General Nonstatutory Stock Option Plan. In addition to the shares of common stock registered hereby, 300,000 shares of Quidel's common stock issuable under the General Nonstatutory Stock Option Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-35355) as filed with the Securities and Exchange Commission on September 11, 1997.

(2)
Also includes associated preferred stock purchase rights to purchase shares of Quidel's common stock, which rights are not currently separable from the shares of common stock and are not currently exercisable. Pursuant to Rule 416(a), this Registration Statement also covers shares issued pursuant to anti-dilution provisions set forth in the option agreements underlying the General Nonstatutory Stock Option Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price of Quidel's common stock as reported on August 8, 2001 on the Nasdaq National Market System.

INTRODUCTION

    This Registration Statement on Form S-8 is filed by Quidel Corporation, a Delaware corporation, and relates to 275,000 additional shares of Quidel common stock issuable under the Quidel Corporation General Nonstatutory Stock Option Plan. Quidel has included in this Registration Statement only those items required by General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    In accordance with General Instruction E to Form S-8, the contents of Quidel's Registration Statement on Form S-8 (Registration No. 333-35355) previously filed by us with the Securities and Exchange Commission on September 11, 1997, relating to the General Nonstatutory Stock Option Plan, are incorporated herein by reference and made a part hereof.

Item 6. Indemnification of Directors and Officers.

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    Article 10 of Quidel's Certificate of Incorporation provides for indemnification of directors, officers, employees and other agents to the maximum extent permitted by the DGCL. As permitted by Section 102(b) (7) of the DGCL, our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of us), and whether brought by a third party or by us or in the right of us, by reason of the fact that he is or was a director or officer of us or subsidiary of us or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to Quidel unless and only to the extent that a court of competent jurisdiction has determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court has deemed proper.

    To the extent that a person who may be entitled to indemnification has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending or settling a civil or criminal action, suit or proceeding by an individual who may be entitled to indemnification shall be paid by us in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it ultimately is determined that no indemnification is owed.

    To implement the provisions of the DGCL, our Certificate of Incorporation and our Bylaws, we have entered into Indemnification Agreements with each of our directors and officers. The provisions of the Indemnification Agreements parallel the portions of the Bylaws described above. Under the Indemnification Agreements, however, our indemnification obligation does not apply under these additional circumstances: claims where the officer or director (a) is adjudged to be liable to us (unless a court of competent jurisdiction determines that indemnification is proper); (b) initiated or brought the claim voluntarily (except certain proceedings to establish or enforce a right to indemnification); (c) has instituted any proceedings to enforce or interpret the Indemnification Agreements, if a court of competent jurisdiction determines that each of the material assertions in the proceeding was not made in good faith or was frivolous; (d) is paid directly under an insurance policy maintained by us; or (e) is required to account for profits in fact made from the purchase or sale of securities of us under Section 16(b) of the Exchange Act. Absent the Indemnification Agreements, the indemnification that might be available to directors and officers could be changed by amendment to our Certificate of Incorporation and Bylaws. In the event of changes, after the date of such Indemnification Agreements, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of the rights and obligations under the Indemnification Agreements. We may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 8. Exhibits.

    Pursuant to General Instruction E, only those opinions and consents required by Item 8 are provided. They are as follows:

Exhibit No.	Description
5	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of Arthur Andersen LLP, independent public accountants.
23.2	Consent of Ernst & Young LLP, independent auditors.
23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto).
24	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;
      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on August 13, 2001.

QUIDEL CORPORATION
By:	/s/ ANDRÉ DE BRUIN
	Name:	André de Bruin
	Title:	Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint André de Bruin his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

    August 13, 2001

/s/ ANDRÉ DE BRUIN André de Bruin Chief Executive Officer (Principal Executive Officer); Interim Chief Financial Officer (Principal Financial Officer); Vice Chairman of the Board	/s/ MICHAEL BECK Michael Beck Corporate Controller (Principal Accounting Officer)
/s/ RICHARD C.E. MORGAN Richard C.E. Morgan Chairman of the Board	/s/ S. WAYNE KAY S. Wayne Kay President, Chief Operating Officer and Director

/s/ THOMAS A. GLAZE Thomas A. Glaze Director	/s/ MARGARET G. MCGLYNN Margaret G. McGlynn Director
/s/ MARY LAKE POLAN Mary Lake Polan Director	/s/ FAYE WATTLETON Faye Wattleton Director
/s/ JOHN D. DIEKMAN John D. Diekman Director

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of Arthur Andersen LLP, independent public accountants.
23.2	Consent of Ernst & Young LLP, independent auditors.
23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto).
24	Power of Attorney (contained on signature page hereto).

QuickLinks

INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX